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                                                                    Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Cash Technologies, Inc.
1434 West 11/th/ Street
Los Angeles, CA 90015

          We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 31, 2000, except for note 9 which is dated September 12, 2000., relating to the consolidated financial statements of Cash Technologies, Inc. appearing in the Annual Report on Form 10-KSB for the year ended May 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

          We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO SEIDMAN, LLP
Los Angeles, California
June 14, 2002